Exhibit 99.1

Parabellum Acquisition Corp. Announces Receipt of Letter from NYSE Regulation Regarding Low Selling Price of its Warrants

Dallas, TX – (Business Newswire – November 1, 2022) – Parabellum Acquisition Corp., a special purpose acquisition company (the “Company”, “Parabellum”) announced today that on October 31, 2022 it had received a letter (the “Letter”) from the NYSE Regulation indicating that NYSE Regulation has determined to commence proceedings to delist the Company’s warrants from the NYSE exchange and that trading in the warrants would be suspended immediately. Specifically, NYSE Regulation noted in the Letter that the warrants are no longer suitable for listing based on low selling price levels, pursuant to Section 802.01D of the NYSE Listed Company Manual. The Company currently intends to appeal the NYSE Regulation’s determination to delist the warrants.

About Parabellum Acquisitions Corp.

Parabellum is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of $300 million to $1 billion that have unique proprietary technologies and business models and are actively engaged in the Internet of Things (“IoT”) transformation in a variety of segments such as consumer, industrial, automotive, medical and others. Visit www.parabellumac.com.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jen Bernier-Santarini

info@parabellumac.com